================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              THE LTV CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

--------------------------------------------------------------------------------
NOTICE AND PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS

LTV LOGO                      THE LTV CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FRIDAY, APRIL 24, 1998
                                                     The LTV Corporation
                                                     200 Public Square
                                                     Cleveland, Ohio 44114-2308

--------------------------------------------------------------------------------

     The Annual Meeting of Stockholders of The LTV Corporation will be held on Friday, April 24, 1998 at nine o'clock a.m., Boston Time, in the Amphitheater of the World Trade Center Boston at 164 Northern Avenue, Boston, Massachusetts for the following purposes:

     1. To elect four directors;

     2. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for 1998;

     3. To consider and vote on a stockholder proposal described in the Proxy Statement, if properly presented at the meeting; and

     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Enclosed herewith is a Proxy Statement setting forth certain additional information.

     Only stockholders of record at the close of business on February 26, 1998 will be entitled to notice of and to vote at the meeting. The meeting is scheduled to adjourn at ten o'clock a.m.

     Stockholders who do not expect to be present at the meeting are requested to sign and date the enclosed proxy and return it promptly in the self-addressed envelope enclosed for that purpose. No postage is required if mailed in the United States. Any person giving a proxy has the power to revoke it at any time before it is exercised, and stockholders who are present at the meeting may withdraw their proxies and vote in person. Revocation may be effected in the manner provided on page 1 of the Proxy Statement. Stockholders are also requested to indicate by checking the appropriate box on the proxy if they intend to attend the meeting in person.

                                                By Order of the Board of
                                                Directors

                                                Glenn J. Moran
                                                Senior Vice President,
                                                General Counsel and Secretary

March 5, 1998

LTV LOGO
                              THE LTV CORPORATION
March 5, 1998

PROXY STATEMENT
                                                     The LTV Corporation
                                                     200 Public Square
                                                     Cleveland, Ohio 44114-2308

--------------------------------------------------------------------------------

     This Proxy Statement is furnished to stockholders of The LTV Corporation (the "Company") in connection with the solicitation, by order of the Board of Directors, of proxies for use at the Annual Meeting of Stockholders of the Company to be held on Friday, April 24, 1998 (the "1998 Annual Meeting") at the time and place and for the purposes set forth in the accompanying notice of the meeting.

     The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised. A proxy may be revoked by written notice of revocation or by a later proxy, in either case delivered to ChaseMellon Shareholder Services. Attendance at the 1998 Annual Meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

     The Company has adopted a confidential voting policy which provides that votes of all stockholders of the Company shall be held in confidence from the Company and its officers, directors and employees except (i) as may be required by law or to assert or defend claims for or against the Company, (ii) in the case of a contested proxy solicitation, or (iii) in the case of stockholder communications written on the returned proxy material. As part of the policy, the Company employs the transfer agent for the Company's Common Stock (or another third party) as an independent tabulator to receive and tabulate the proxies and as independent inspectors of election.

     All outstanding shares of the Company's common stock, par value $0.50 ("Common Stock") and Series B Convertible Preferred Stock ("Series B Preferred Stock"), represented by properly executed and unrevoked proxies received in the accompanying form in time for the 1998 Annual Meeting will be voted. A stockholder may, with respect to the election of directors, (i) vote for the election of all nominees named herein as directors, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee with respect to whom the stockholder withholds authority to vote by so indicating in the appropriate space on the proxy. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected. A stockholder may, with respect to each other matter specified in the notice of the meeting, (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter or (iii) "ABSTAIN" from voting on the matter. A vote to abstain from voting on a matter has the legal effect of a vote against such matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given, the shares will be voted for the election of all nominees named herein as directors, for ratification of the selection of independent auditors and against the stockholder proposal described herein.

     A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. The shares subject to any such proxy which are not being voted with respect to a particular matter (the "non-voted shares") will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered non-voted shares. Approval of each matter specified in the notice of the meeting requires the affirmative vote of a majority, or in the case of the election of directors a plurality, of the votes attributable to all shares present in person or by proxy at the meeting and entitled to vote on such matter. Accordingly, non-voted shares with respect to such matters will not affect the determination of whether such matters are approved or the outcome of the election of directors.

     The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph. The Company has retained Morrow & Co. to aid in the solicitation of proxies for a fee of $9,500, plus out-of-pocket expenses.

     Only holders of the Company's Common Stock and Series B Preferred Stock of record at the close of business on February 26, 1998 will be entitled to vote at the meeting. Each issued and outstanding share of Common Stock is entitled to one vote upon each matter to be voted on at the 1998 Annual Meeting. Each issued and outstanding share of Series B Preferred Stock will be entitled to 5.85138 votes upon each matter to be voted upon at such meeting. All such stock will vote as a single class upon each matter proposed by the Company for consideration. As of February 26, 1998, there were issued and outstanding 99,818,348 shares of Common Stock and 500,000 shares of Series B Preferred Stock.

BUSINESS AGENDA

     Information relating to the election of directors is set forth immediately below. The proposal to ratify the selection of the Company's independent auditors is set forth at page 24. The stockholder proposal, which is also set forth beginning at page 24, will be considered if properly presented at the meeting.

ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation as amended provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors (which is currently set at fourteen) shall be determined by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, except that the total number of directors shall be not less than three nor more than fifteen. The Restated Certificate further provides that the term of each class of directors is three years. The term of each class expires in rotation. In the case of any director who is an officer or employee of the Company, such director's term will expire at the end of the second month following such director's retirement or resignation from his position as an officer or employee. No person is eligible to be elected a director if such person is 70 years old or older at the time of election.

     Effective July 1, 1997, J. Peter Kelly was elected by the Company's Board of Directors to the positions of President and Chief Operating Officer of the Company and was made a Director of the Company. Mr. Poling, age 71, whose term as a director expires at the 1998 Annual Meeting, has reached retirement age and is not standing for re-election. In connection with Mr. Poling's retirement, the Board of Directors determined not to fill the vacancy and to reduce the size of the Board from fourteen to thirteen, effective as of the date of the 1998 Annual Meeting.

     Pursuant to the terms of the Company's collective bargaining agreements, the United Steelworkers of America ("USWA") has the right to select a nominee for one seat on the Board of Directors, and the Company is obligated, if the nominee is reasonably satisfactory to the Company, to use its best efforts to secure the election of such nominee. Pursuant to such right, Edgar L. Ball continues as a director of the Company.

     Further, pursuant to an agreement with Sumitomo Metal Industries, Ltd. ("Sumitomo"), Sumitomo has the right to designate or approve the nomination of one person (who, if such person is not a current or former employee of Sumitomo or any of its subsidiaries, must be reasonably acceptable to the Company) for election as a director of the Company so long as Sumitomo holds 5 percent or more of the then outstanding shares of Common Stock (assuming conversion of its convertible securities) and at least one share of Series B Preferred Stock. See "Security Ownership of Directors, Management and Principal Stockholders." Sumitomo's director selection right has not been exercised. In the event such right is exercised in the future, the total number of directors will be increased to fourteen. In the event that the Company's Board of Directors is expanded to exceed fifteen directors, Sumitomo will have the right to designate or approve the nomination of two persons for election as directors to the Board of Directors.

     In addition, under the Certificate of Designations of the Series B Preferred Stock, if the Company does not pay dividends for six or more consecutive quarters on its Series B Preferred Stock, the Company's Board of Directors will be increased by two members and holders of the Series B Preferred Stock will be entitled, voting separately as a single class, to elect two directors of the Company.

     At the present time it is intended that shares represented by the enclosed proxy will be voted for the re-election of Dr. Colin C. Blaydon, Mr. William H. Bricker, Mr. M. Thomas Moore and Mr. Vincent A. Sarni as Directors of the First Class for a three-year term expiring at the 2001 annual election, unless contrary instructions are received.

     All of the nominees named are currently members of the Board of Directors. All incumbent directors attended during the last fiscal year more than 75 percent of the total number of meetings of the Board and committees on which they served (held during the periods that they served). In the event that any nominee should become unavailable for reasons not now known, it is intended that such shares will be voted for such substitute nominee as may be selected by the Board of Directors. Alternatively, the Board may elect not to fill the vacancy and to reduce the number of directors.

     The affirmative vote of a plurality of the votes attributable to all shares entitled to vote, voting together as a single class, is required to elect the nominees as Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTORS.

--------------------------------------------------------------------------------

INFORMATION ABOUT DIRECTORS AND NOMINEES FOR DIRECTORS

The names of the directors whose terms of office will continue after the 1998 Annual Meeting and the nominees, their principal occupations during at least the past five years, other directorships held, and certain other information are set forth below. Mr. Harold A. Poling whose term expires at the 1998 Annual Meeting has, as indicated above, reached mandatory retirement age and is not standing for re-election. Ages shown are as of March 1, 1998.
--------------------------------------------------------------------------------

Directors of the First Class Nominated for Election at the 1998 Meeting for Terms Expiring in 2001

[Dr. Colin C. Blaydon        Dr. Colin C. Blaydon, age 57, became a director of the
photo]                       Company in September 1988. Dr. Blaydon is Dean Emeritus and
                             Buchanan Professor of Management of the Amos Tuck School of
                             Business Administration at Dartmouth College. Dr. Blaydon is
                             also a Senior Advisor of Putnam, Hayes & Bartlett, Inc., a professional consulting firm, and Chairman of the Board of
                             ITP Systems (systems integration). He is also a director of
                             Valley Forge Dental, Inc. and Mercantile Trust Company NA, a
                             Trustee of the Public Utility Policy Institute and a Trustee
                             of the Lowell Whiteman School. Member of the Company's Audit
                             and Board Affairs Committees.

[William H. Bricker          William H. Bricker, age 66, became a director of the Company
photo]                       in March 1982. He was from July 1976 to May 1987 the Chief
                             Executive Officer and from November 1979 to May 1987 the
                             Chairman of the Board of Diamond Shamrock Corporation, now
                             known as Maxus Energy Corporation (coal, chemicals and oil and gas). He is Chairman of the Board and Chief Executive
                             Officer of Petromidia USA and D.S. Energy Services, Inc.
                             (business consultants and international oil and gas), Trust
                             Manager of American Industrial Properties REIT and President
                             of Bear Creek Angus Ranch, Inc. Mr. Bricker also is a
                             director of Montana Floral Corporation. Member of the
                             Company's Capital and Technology and Compensation and
                             Organization Committees.

[M. Thomas Moore             M. Thomas Moore, age 63, became a director of the Company in
photo]                       June 1993. Mr. Moore was Chairman of the Board of
                             Cleveland-Cliffs Inc (iron ore) from May 1988 to November
                             1997 and its Chief Executive Officer from January 1987 to
                             November 1997. He also is a director of Cleveland-Cliffs
                             Inc, KeyCorp (banking) and The Lubrizol Corporation
                             (chemical manufacturing). Chairman of the Company's Board
                             Affairs Committee and member of the Company's Executive and
                             Capital and Technology Committees.

[Vincent A. Sarni            Vincent A. Sarni, age 69, became a director of the Company
photo]                       in June 1993. Mr. Sarni was Chairman of the Board and Chief
                             Executive Officer of PPG Industries, Inc. from November 1984 until September 1993. He is also a director of PPG
                             Industries, Inc., PNC Bank Corp. and Hershey Foods
                             Corporation. Chairman of the Company's Capital and
                             Technology Committee and member of the Company's Executive and Compensation and Organization Committees.

--------------------------------------------------------------------------------

Directors of the Second Class -- Terms Expire in 1999

[Edgar L. Ball photo]        Edgar L. Ball, age 71, became a director of the Company in
                             April 1994. He served as International Secretary-Treasurer of the USWA from March 1990 to March 1994. He also has been
                             Chairman of both the Nonferrous Industry Conference of the
                             USWA and National Nonferrous Coordinating Bargaining
                             Committee, was a director of the Southern Labor Institute
                             and has served as Chairman of the USWA Leadership
                             Development and Labor- Management Participation Task Forces.
                             Member of the Company's Audit and Pension and Investment
                             Committees.

[John E. Jacob photo]        John E. Jacob, age 63, became a director of the Company in
                             June 1993. Mr. Jacob has been Executive Vice President and
                             Chief Communications Officer for Anheuser-Busch Companies,
                             Inc. since June 1994. Prior thereto, he had been President and Chief Executive Officer of the National Urban League
                             Inc. since January 1982. He also is a director of Coca-Cola
                             Enterprises, Inc. and Anheuser-Busch Companies, Inc. Member
                             of the Company's Capital and Technology and Compensation and
                             Organization Committees.

[Edward C. Joullian          Edward C. Joullian III, age 68, became a director of the
III photo]                   Company in October 1976. For more than the past five years, he has been Chairman of the Board and Chief Executive
                             Officer of Mustang Fuel Corporation (energy development and services). He also is a director of American Fidelity
                             Companies (insurance) and its subsidiaries and Fleming
                             Companies, Inc. (food distribution). He also is a trustee of
                             The Colonial Williamsburg Foundation, Williamsburg,
                             Virginia. Member of the Company's Capital and Technology and
                             Compensation and Organization Committees.

[J. Peter Kelly photo]       J. Peter Kelly, age 56, became a director and the President and Chief Operating Officer of the Company in July 1997.
                             Prior thereto, he was a Group Vice President of the Company from February 1991 to July 1997. He also has been the
                             President, Chief Operating Officer and a director of LTV
                             Steel Company, Inc. since January 1993. Mr. Kelly also
                             serves as a director of National City Bank.

[Samuel K. Skinner           Samuel K. Skinner, age 59, became a director of the Company
photo]                       in June 1993. He has been President and a director of
                             Commonwealth Edison Company since February 1, 1993. Prior
                             thereto, he served as Chief of Staff to the President of the
                             United States. Prior to his White House service, Mr. Skinner served as U.S. Secretary of Transportation for nearly three years. Prior to February 1989, he practiced law as a Senior
                             Partner in the Chicago law firm of Sidley & Austin, where he served on the firm's executive committee. He is also a
                             director of ANTEC Corporation (supplier to communications
                             industry) and Union Pacific Resources Group Inc. (oil and
                             gas exploration and production) and a member of the
                             International Advisory Council of The Broken Hill
                             Proprietary Company Limited (Australian multinational
                             minerals company). Member of the Company's Board Affairs and
                             Pension and Investment Committees.

--------------------------------------------------------------------------------

Directors of the Third Class -- Terms Expire in 2000

[David H. Hoag photo]        David H. Hoag, age 58, became Chairman of the Board of the
                             Company in June 1991 and Chief Executive Officer of the
                             Company in February 1991. He was also President of the
                             Company from February 1991 until July 1997. He has been a
                             director of the Company since June 1986. He also is the
                             Chairman of the Board and Chief Executive Officer of LTV
                             Steel Company, Inc. He also is a director of The Chubb
                             Corporation (insurance), The Lubrizol Corporation (chemical manufacturing) and Karrington Health, Inc. Chairman of the
                             Company's Executive Committee.

[Dr. Paul G. Stern           Dr. Paul G. Stern, age 59, became a director of the Company
photo]                       in June 1993. He is a partner of Thayer Capital Partners. He was Chief Executive Officer of Northern Telecom Ltd. from
                             April 1989 to March 1993 and its Chairman of the Board from
                             April 1990 to July 1993. He also is a director of Whirlpool
                             Corporation and Dow Chemical Company. Chairman of the
                             Company's Pension and Investment Committee and member of the
                             Company's Executive and Audit Committees.

[Stephen B. Timbers          Stephen B. Timbers, age 53, became a director of the Company
photo]                       in June 1993. In February 1998, he became the President of
                             Northern Trust Global Investments. From 1995 through 1997, he was President, Chief Executive Officer and Chief
                             Investment Officer of Zurich Kemper Investments, Inc. From
                             1992 to 1996 he was President, Chief Operating Officer, and
                             a director of Kemper Corporation. Chairman of the Company's
                             Compensation and Organization Committee and member of the
                             Company's Executive and Pension and Investment Committees.

[Farah M. Walters            Farah M. Walters, age 53, became a director of the Company
photo]                       in June 1993. She is President and Chief Executive Officer
                             of University Hospitals Health System Inc. and University
                             Hospitals of Cleveland. Prior thereto, beginning in March
                             1991 until January 1992, she served as Senior Executive Vice
                             President of University Hospitals Health System and
                             Executive Director of University Hospitals of Cleveland. She
                             also is a director of Kerr-McGee Corporation (oil and gas).
                             Member of the Company's Audit and Pension and Investment
                             Committees.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has standing Audit, Board Affairs, Capital and Technology, Compensation and Organization, Pension and Investment and Executive Committees of the Board of Directors. The members of these Committees have been identified above. The Board of Directors met fifteen times in 1997.

     The Audit Committee recommends the selection of independent auditors to the Board of Directors; reviews the plan of the audits to be performed by the independent auditors and internal audit department, together with their audit reports and any recommendations made by them; reviews the results of the audit for the prior fiscal year with the independent auditors; reviews annual financial statements before they are published; reviews the independence of the independent auditors and the internal audit function; and reviews the Company's significant accounting policies, internal controls and financial reporting practices. The Committee also reviews the Company's policies in respect to business conduct, environmental operations, safety and health. The Audit Committee met four times in 1997.

     The Board Affairs Committee reviews and recommends to the Board of Directors nominees for election to the Board. The Committee also reviews and recommends to the Board all matters relating to its composition, terms, ethics, procedures, compensation and benefits, committee structures and assignments, and corporate governance and committee guidelines. The Committee also reviews and recommends to the Board, Board compensation and benefits, monitors the effectiveness of the Board and reviews the annual proxy statement before publication. The Board Affairs Committee met four times in 1997.

     The Capital and Technology Committee reviews and recommends to the Board of Directors the annual capital expenditure budget, designated capital expenditures, and reviews and recommends to the Board new business ventures. The Committee also reviews new and emerging technologies relating to the steel industry. The Capital and Technology Committee met five times in 1997.

     The Compensation and Organization Committee determines the annual salary, bonus and other benefits of the officers of the Company and certain subsidiary officers, and establishes and reviews, as appropriate, executive compensation policies and performance standards under compensation programs for such officers. The Committee also reviews and recommends new or revised employee benefit plans to the Board of Directors, grants stock related incentives and administers the Company's employee benefit plans. The Committee also reviews and recommends to the Board candidates for election as corporate officers, reviews and monitors management development and succession including the evaluation of the Chief Executive Officer, reviews and approves the service of certain officers with respect to other entities, and reviews the annual proxy statement before publication. The Compensation and Organization Committee met seven times in 1997.

     The Pension and Investment Committee sets funding and investment policies for the pension plans and employee welfare benefit plans of the Company and its subsidiaries, monitors compliance by the Company with the terms of the Company's settlement agreement with the Pension Benefit Guaranty Corporation, and appoints, monitors and terminates investment managers. The Pension and Investment Committee met three times in 1997.

     The Executive Committee is empowered to exercise all of the authority of the Board of Directors, except that it does not have the power to rescind any action previously taken by the Board or to take certain actions enumerated in the Company's By-Laws (such as amend the Certificate of Incorporation or adopt an agreement of merger or consolidation). The Executive Committee meets as necessary and did not meet in 1997.

DIRECTOR COMPENSATION

     Messrs. Hoag and Kelly receive no compensation for their services as directors. Directors who are not employees of the Company receive fees in accordance with the following schedule.

Annual retainer
     For Board service.....................................  $40,000    (half in Common Stock)
     For service as chairman of a committee................  $ 2,500
Attendance fees
     Board meetings (per meeting)..........................  $ 1,000
     Committee meetings (per meeting)......................  $ 1,000

     The Company believes that the overall level of its compensation for non-employee directors is competitive with the average level of director compensation at other integrated flat rolled steel companies and selected industrial companies similar in size to the Company which were reviewed by the Board Affairs Committee.

     The primary objective of the Company in paying 50% of the annual retainer for Board service in the form of Common Stock is to further align the financial interests of its directors with those of the Company's stockholders. The Company also has a non-employee director stock option plan whereunder non-employee directors who own at least 1,000 shares of the Company's Common Stock receive an annual grant of options to purchase 1,000 shares of Common Stock.

     Further, the Company has a Non-Employee Directors' Equity Compensation Plan whereunder non-employee directors may elect to take the remainder of their annual retainer and other fees in the form of Common Stock of the Company. The Company also has a Non-Employee Directors Deferred Compensation Plan which permits non-employee directors to defer receipt of their fees and provides eight notional investment options for such fees, including a notional investment in the Company's Common Stock payable in cash.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the ownership as of December 31, 1997 of each class of the Company's equity securities by (i) each of the directors, (ii) the five executives named in the summary compensation table below and (iii) all current directors and officers of the Company as a group. The table also sets forth separately such individual's interest in notional Common Stock derivative securities whose unit value is derived from the market value of a share of the Company's Common Stock. The value of such securities is paid out in cash. All securities shown have been acquired since June 1, 1993. No persons are known by management to be beneficial owners of more than 5% of any class of the Company's equity securities, except as noted below. All such holders have sole voting and investment powers unless otherwise indicated.

                                                                                                     INTEREST IN
                                         NUMBER BENEFICIALLY OWNED           % OF CLASS               NOTIONAL
                                       -----------------------------   -----------------------         COMMON
                                        SHARES OF                       SHARES OF                       STOCK
                                          COMMON            SERIES A      COMMON      SERIES A       DERIVATIVE
                NAME                      STOCK             WARRANTS      STOCK       WARRANTS      Securities(f)
                ----                    ---------           --------    ---------     --------      -------------
DIRECTORS
David H. Hoag........................    356,463(c)(d)(e)(g)   158         (a)          (a)             1,124
Edgar L. Ball........................      2,781(d)(e)          0          (a)            0                 0
Dr. Colin C. Blaydon.................      6,781(d)(e)          0          (a)            0                 0
William H. Bricker...................      3,075(c)(e)         29          (a)          (a)                 0
John E. Jacob........................      6,793(d)(e)          0          (a)            0             1,208
Edward C. Joullian III...............     12,817(b)(c)(e)      50          (a)          (a)                 0
J. Peter Kelly.......................    112,637(d)(e)(g)       0          (a)            0             1,173
M. Thomas Moore......................     10,028(d)(e)(f)       0          (a)            0                 0
Harold A. Poling.....................      6,781(d)(e)          0          (a)            0                 0
Vincent A. Sarni.....................      6,781(d)(e)          0          (a)            0                 0
Samuel K. Skinner....................      6,891(e)             0          (a)            0                 0
Dr. Paul G. Stern....................      6,781(d)(e)          0          (a)            0                 0
Stephen B. Timbers...................     14,469(e)             0          (a)            0                 0
Farah M. Walters.....................      6,781(d)(e)          0          (a)            0                 0

THREE OTHER OFFICERS NAMED IN
  SUMMARY COMPENSATION TABLE
Arthur W. Huge.......................     60,832(d)(e)(g)       0          (a)            0               791
Glenn J. Moran.......................     39,211(d)(e)(g)       0          (a)            0               807
James F. Haeck.......................     41,127(d)(e)(g)       0          (a)            0               904
All current directors and executive      794,556(c)(d)(e)
  officers (22 including above)......                         248          (a)          (a)             8,378

---------------

(a) Less than 1% of class.

(b) Mr. Joullian has a beneficial interest in 3,000 shares of Common Stock and 23 Series A Warrants owned by Joullian & Co., a limited partnership.

(c) Includes shares of Company Common Stock issuable upon exercise of the Series A Warrants. Each Series A Warrant is exercisable for 0.5582 of a share of Common Stock.

(d) Includes restricted shares of Company Common Stock in the following amounts which are subject to conditions of forfeiture and restrictions on sale, transfer or other disposition: Mr. Hoag -- 69,850 shares; Mr.
    Kelly -- 12,220 shares; Mr. Huge -- 5,900 shares; Mr. Moran -- 4,950 shares; Mr. Haeck -- 5,500 shares and All Current Directors and Executive Officers as a Group -- 107,503 shares. Additionally, the amounts shown for Messrs. Ball, Blaydon, Jacob, Moore, Poling, Sarni, and Stern and Mrs. Walters include 1,781 notional shares payable in Common Stock. Additional amounts of such notional stock included for other individuals named in the table are as follows: Mr. Hoag -- 1,945 shares; Mr. Kelly -- 3,112 shares; Mr.
    Skinner -- 760 shares; Mr. Haeck -- 1,296 shares and Mr. Moran -- 388 shares. Such notional shares have no voting rights.

(e) Includes shares of Common Stock in the following amounts which are not now owned but which could be acquired by exercise of stock options: Each non-employee Director (except Messrs. Ball and Bricker) -- 4,000 shares; Messrs. Ball and Bricker -- 1,000 shares; Mr. Hoag -- 259,999 shares; Mr. Kelly -- 89,000 shares; Mr. Huge -- 48,338 shares; Mr. Moran -- 30,499 shares; Mr.
    Haeck -- 31,919 shares and All Current Directors and Executive Officers as a Group -- 574,663 shares.

(f) These derivative securities are notional (or phantom) investments in Common Stock that are denominated and payable in cash. Accordingly, these derivative securities have no voting rights.

(g) In addition, the named executive officers have purchased shares of Common Stock in the following amounts using a portion of their payments made in February 1998 under the Company's Annual Incentive Plan: Mr. Hoag -- 14,507 shares; Mr. Kelly -- 7,461 shares; Mr. Huge -- 2,686 shares; Mr. Moran -- 2,487 shares and Mr. Haeck -- 994 shares. Such shares were matched on a one-for-four share basis pursuant to the terms of the Company's Management Stock Acquisition Program.

     Sumitomo and its affiliates own 100% of the Company's Series B Preferred Stock (500,000 shares) and 3,328,220 shares of the Company's Common Stock. Sumitomo and its affiliates, through conversion of its Series B Preferred Stock, together with its existing shares of the Company's Common Stock, could acquire up to 6,253,908 shares or more than 6% of the Company's Common Stock. The address of Sumitomo's U.S. affiliate is c/o Sumitomo Metal USA Corporation, 8750 West Bryn Mawr Avenue, Suite 1000, Chicago, Illinois 60631.

     In February 1998, the Company was notified that affiliates of Franklin Resources, Inc. owned beneficially 6,880,300 shares of Common Stock of the Company. As to such shares, Franklin Advisory Services, Inc. and Franklin Mutual Advisers, Inc. had the sole power to vote or direct the vote of 3,710,000 and 2,538,300 shares, respectively, and the sole power to dispose or direct the disposition of 4,342,000 and 2,538,300 shares, respectively.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following Summary Compensation Table sets forth the cash compensation and other components of the compensation of David H. Hoag, the Chairman and Chief Executive Officer of the Company, and the other four most highly compensated executive officers of the Company in 1997.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL
                                       COMPENSATION           LONG-TERM COMPENSATION
                                     -----------------   ---------------------------------
                                                                 AWARDS            PAYOUTS
                                                         -----------------------   -------
                                                                      NUMBER OF
                                                         RESTRICTED   SECURITIES             ALL OTHER
                                                           STOCK      UNDERLYING    LTIP      COMPEN-
                                     SALARY     BONUS     AWARD(S)     OPTIONS     PAYOUTS   SATION(2)
NAME AND PRINCIPAL POSITION   YEAR     ($)       ($)       ($)(1)      GRANTED       ($)        ($)
---------------------------   ----   -------   -------   ----------   ----------   -------   ---------
David H. Hoag                 1997   645,000   280,000     21,984      107,400         0      243,724
Chairman and Chief            1996   600,000   316,000          0       61,000         0      224,461
Executive Officer             1995   587,500   340,000          0       70,000         0       48,740

J. Peter Kelly                1997   430,000   212,000     14,541       46,500         0      181,075
President and Chief           1996   390,417   216,000          0       19,500         0      151,293
Operating Officer             1995   343,750   201,000    109,200       19,500         0      111,122

Arthur W. Huge                1997   316,700   162,000      5,050       28,700         0      110,402
Senior Vice President         1996   296,000   184,000          0        9,170         0       99,434
& Chief Financial Officer     1995   241,000   135,000          0        9,170         0       50,781

Glenn J. Moran                1997   234,333   115,000      4,780       15,500         0       64,668
Senior Vice President,        1996   225,333   113,000          0        7,750         0       65,657
General Counsel               1995   221,000   115,000          0        7,750         0       48,258
and Secretary

James F. Haeck                1997   234,850   129,000      3,324       15,500         0       83,343
Senior Vice President-        1996   227,333   121,000          0        7,750         0       71,304
Commercial                    1995   209,167   125,000          0        7,750         0       51,784

---------------

(1) The number of shares and year-end value of restricted Common Stock awards held as of December 31, 1997 were as follows: Mr. Hoag -- 70,282 shares and $694,035; Mr. Kelly -- 12,911 shares and $127,496; Mr. Huge -- 5,900 shares and $58,263; Mr. Moran -- 5,036 shares and $49,731 and Mr. Haeck -- 5,788 shares and $57,157. Included in these amounts are deferred restricted stock awards accrued in the form of notional stock and payable in shares of Common Stock which are subject to a 10% forfeiture provision for early withdrawal. Dividends are payable on restricted stock awards to the same extent as all other shares of Common Stock. All restricted stock awards granted under the Company's Amended and Restated Management Incentive Program, except for awards of matching restricted shares under the Company's Management Stock Acquisition Program, vest on the fifth anniversary of the date of grant. Restricted stock awards granted under the Company's Management Stock Acquisition Program vest on the third anniversary of the date of grant.

(2) Consists of supplemental salary under the Design Your Benefits Program, accruals under defined contribution pension plans, matching employer contributions of cash to the Capital Accumulation Plan and service recognition payments in the following respective amounts for 1997: Mr. Hoag -- $37,845, $188,535, $5,344 and $12,000; Mr. Kelly -- $24,405,
    $143,126, $5,344 and $8,200; Mr. Huge -- $15,010, $90,048, $5,344 and $0;
    Mr. Moran -- $10,254, $49,141, $5,273 and $0; and Mr. Haeck -- $11,766,
    $61,673, $5,284 and $4,620.

     The following table sets forth certain information concerning options to purchase Company Common Stock granted in 1997 to the five individuals named in the Summary Compensation Table.

                             OPTION GRANTS IN 1997

                                                                                  POTENTIAL REALIZABLE VALUE AT
                                                                                             ASSUMED
                                                                                   ANNUAL RATES OF STOCK PRICE
                                          INDIVIDUAL GRANTS                      APPRECIATION FOR OPTION TERM(3)
                         ---------------------------------------------------   -----------------------------------
                                      % OF TOTAL
                         NUMBER OF     OPTIONS
                         SECURITIES   GRANTED TO
                         UNDERLYING   EMPLOYEES    EXERCISE OR
                          OPTIONS     IN FISCAL     BASE PRICE    EXPIRATION
         NAME             GRANTED      YEAR(1)     ($/SHARE)(2)      DATE      0%($)      5%($)         10%($)
         ----            ----------   ----------   ------------   ----------   -----   -----------   -------------
David H. Hoag               107,400       6%          12.875       4/25/07       0         869,618       2,203,741
J. Peter Kelly               46,500       3%          12.875       4/25/07       0         376,511         954,134
Arthur W. Huge               28,700       2%          12.875       4/25/07       0         232,384         588,895
Glenn J. Moran               15,500       1%          12.875       4/25/07       0         125,504         318,045
James F. Haeck               15,500       1%          12.875       4/25/07       0         125,504         318,045
All Common Stock
  Holders(4)             99,879,785      --               --            --       0     808,726,619   2,049,433,308

------------

(1) A total of 1,718,600 options were granted to employees in 1997. With respect to those options granted under the Amended and Restated Management Incentive Program (816,500 shares), one-third of the options becomes exercisable on April 25, 1998, one-third on April 25, 1999 and one-third on April 25, 2000, unless the vesting schedule is accelerated to become fully exercisable upon death, retirement, disability or a change in control as defined in the Amended and Restated Management Incentive Program. Each optionee must demonstrate the ownership of a specified number of "qualifying shares" of Company Common Stock in order to participate in future option awards. (With respect to those options granted under the Salaried Employee Stock Option Plan (902,100 shares), all such options become exercisable on January 24, 2000, three years from the grant date. No stock ownership is required in connection with such grants.) Each option is exercisable with a payment of cash, stock or both for a period of 10 years and vests immediately in the event of death, disability or retirement or in the event certain change of control events occur. With respect to options granted under the Amended and Restated Management Incentive Program, if shares are used to exercise an option, the Compensation and Organization Committee of the Board of Directors may grant a replacement option on the shares so used.

(2) The exercise price was based on the closing price of a share of Common Stock as reported on the New York Stock Exchange on the date of grant ($12.875).

(3) The dollar amounts under these columns are the result of theoretical calculations at 5% and 10% rates set by the Securities and Exchange Commission, and therefore are not intended to forecast possible future appreciation, if any, in the Company's stock price.

(4) The potential realizable value for all stockholders is based on 99,879,785 shares of Common Stock outstanding at December 31, 1997.

     The following table sets forth certain information concerning the exercise in 1997 of options to purchase Company Common Stock by the individuals named in the Summary Compensation Table and the unexercised options to purchase Company Common Stock held by such individuals at December 31, 1997.

         AGGREGATED OPTION EXERCISES IN 1997 AND YEAR END OPTION VALUES

                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                         SHARES                         UNDERLYING               IN-THE-MONEY OPTIONS
                       ACQUIRED ON    VALUE     OPTIONS GRANTED AT YEAR END        AT YEAR END($)(1)
                        EXERCISE     REALIZED   ---------------------------   ---------------------------
         NAME              (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----          -----------   --------   -----------   -------------   -----------   -------------
David H. Hoag               0           0         259,999        171,401           0              0
J. Peter Kelly              0           0          89,000         66,000           0              0
Arthur W. Huge              0           0          48,338         37,872           0              0
Glenn J. Moran              0           0          30,499         23,251           0              0
James F. Haeck              0           0          31,919         23,251           0              0

------------

(1) The value is calculated based on the aggregate amount of the excess of $9.875 (the closing price of a share of the Company's Common Stock as reported on the New York Stock Exchange Composite Transactions report for December 31, 1997) over the relevant exercise price.

                LONG-TERM INCENTIVE PLAN -- AWARDS MADE IN 1997

                                                          ESTIMATED FUTURE PAYOUTS OF PERFORMANCE SHARES
                        NUMBER OF    PERFORMANCE PERIOD   -----------------------------------------------
                       PERFORMANCE    UNTIL MATURATION     NO AWARD     THRESHOLD     TARGET     MAXIMUM
         NAME            SHARES          OR PAYOUT           (#)           (#)         (#)         (#)
         ----          -----------   ------------------   ----------   -----------   --------   ---------
David H. Hoag            28,000          1997-2001             0          9,333       28,000      84,000
J. Peter Kelly           12,100          1997-2001             0          4,033       12,100      36,300
Arthur W. Huge            7,500          1997-2001             0          2,500        7,500      22,500
Glenn J. Moran            4,000          1997-2001             0          1,333        4,000      12,000
James F. Haeck            4,000          1997-2001             0          1,333        4,000      12,000

     The number of performance shares earned will be determined on the basis of the Company's total stockholder return (share price appreciation plus reinvested dividends) over a four-year performance period as compared to the companies composing the peer group as set forth in the Performance Graph (Armco/AK Steel, Bethlehem Steel, Inland, National Steel, Weirton, Wheeling-Pittsburgh and USX-Steel Group) plus Nucor and the Company. The Committee has established an award achievement schedule for determining the actual shares earned, which will vary between threshold and maximum levels based on performance. Payment of shares generally will be made in shares of Common Stock as soon as practicable after the end of the performance period.

     No Award: If the Company's total stockholder return ranks sixth or worse among the nine steel companies listed above, no performance shares will be earned.

     Threshold Award: The amounts shown in the table represent the number of shares paid if the Company's total stockholder return ranks fifth among the nine steel companies listed above and total stockholder return for the period is negative. (If the Company's total stockholder return is negative for the period, any performance share award otherwise earned is reduced by two-thirds in amount.)

     Target Award: The target award will be earned if the Company's total stockholder return ranks fifth among the nine steel companies listed above, and total stockholder return for the period is positive.

     Maximum Award: The maximum award will be earned if the Company finishes with the highest total stockholder return among the steel companies listed above, and total stockholder return for the period is positive.

     During the performance period, participants will be credited with dividend equivalents which will be used to grant additional performance shares that will be subject to the same performance requirements and the same terms and conditions.

RETIREMENT BENEFIT PLANS

  Restated Executive Benefit Plan

     In January 1996, the Company replaced the Executive Benefit Plan (the "Benefit Plan"), a defined benefit plan, with the Restated Executive Benefit Plan (the "Restated Plan"), a defined contribution plan. The Restated Plan is designed to provide a fixed annual contribution (expressed as a percentage of covered compensation) to a participant which, together with projected investment returns, will be sufficient to provide an annual retirement benefit at age 65 equal to the difference between (i) 55% of projected final average three year compensation (salary plus annual incentive award) and (ii) the aggregate benefit provided under all other retirement plans maintained by the Company. Such benefit is prorated to the extent that years of service total less than 30. Participants will invest such contributions in notional investment options. Nineteen executives of the Company and its subsidiaries (including Messrs. Kelly, Huge, Moran and Haeck) currently are included in the Restated Plan. Mr. Hoag is not a participant in the Restated Plan.

     With regard to participants who were also in the predecessor Benefit Plan (which includes Messrs. Kelly, Huge and Moran), annual contributions will be increased, if necessary, at retirement to provide a retirement benefit equivalent to the defined benefit to which these participants would have been entitled had the provisions of the predecessor Benefit Plan remained in effect. These participants (along with Mr. Hoag) would also be provided the survivor and disability benefits included in the predecessor Benefit Plan.

  Predecessor Plan

     Under the predecessor Benefit Plan, the maximum retirement benefit was 50% of final average compensation after 15 years of participation or upon attaining normal retirement age, whichever should first occur, after offsetting for amounts payable under all other existing retirement benefits. For participants whose employment terminated prior to normal retirement age and prior to 15 years of participation, benefits accrued at the rate of 3 1/3% of final average compensation per year of participation (prorated for each calendar month during which the participant participated for at least one day). Final average compensation was a participant's average annual compensation (base salary plus awards under the Annual Incentive Program) for the 36 consecutive months which yielded the highest average compensation while a participant. Retirement benefits were payable at the later of a participant's termination of employment or normal retirement age or before normal retirement age with approval of the Board of Directors of the Company. Normal retirement age under the Benefit Plan was age 62 for individuals becoming participants as of or after January 1, 1985 and age 60 for those who became participants prior to January 1, 1985.

     The disability benefit provided in the predecessor Benefit Plan was equal to 100% of final average compensation for one year and 50% thereafter and a survivor benefit payable to a participant's spouse (until death) and, subsequently, to the participant's children collectively (until the last child reached age 21). The survivor's benefit for active and disabled participants was 25% of final average compensation. Similar survivors of retired participants would have received in the aggregate a benefit of 50% of the relevant participant's pension. Furthermore, survivors of former participants who died while still employed by the Company would have received a benefit of 50% of the pension accrued while an active participant.

     Six executive officers of the Company and its subsidiaries (including Messrs. Hoag, Kelly, Huge and Moran) are participants in the predecessor Benefit Plan. The Company closed the Benefit Plan to new participants at year end 1993. As of December 31, 1997, the annualized compensation of Messrs. Hoag, Kelly, Huge and Moran covered by the Benefit Plan was approximately $1,089,000, $742,500, $523,840 and $393,600, respectively. As of December 31, 1997, Messrs.
Hoag, Kelly, Huge and Moran were credited with 14, 8, 5 and 5 years of participation, respectively. The following table shows the estimated annual benefits payable upon retirement under the Benefit Plan for employees in the classifications specified.

   AGE/YEARS                  ANNUAL COVERED COMPENSATION--THREE-YEAR AVERAGE
       OF         ------------------------------------------------------------------------
 PARTICIPATION      $300,000      $450,000   $600,000   $750,000   $1,000,000   $1,120,000
 -------------      --------      --------   --------   --------   ----------   ----------
                                          ESTIMATED ANNUAL BENEFIT
Age 59
   5 years          $ 50,000      $ 75,000   $100,000   $125,000    $166,667     $186,667
  10 years          $100,000      $150,000   $200,000   $250,000    $333,333     $373,333
  15 years          $150,000      $225,000   $300,000   $375,000    $500,000     $560,000

Age 60/62
   5 years          $150,000      $225,000   $300,000   $375,000    $500,000     $560,000
  10 years          $150,000      $225,000   $300,000   $375,000    $500,000     $560,000
  15 years          $150,000      $225,000   $300,000   $375,000    $500,000     $560,000

------------

Note: Benefits will be reduced by Social Security benefits and retirement and disability benefits payable under other Company plans. For those individuals who became participants after December 31, 1984, benefits are also reduced to the extent benefits are payable by retirement plans of former employers.

  Other Prior Retirement Plans

     Officers included in the Summary Compensation Table, except for Mr. Huge, were also covered by defined benefit plans at the Company and its steel subsidiary, which have been frozen. Assuming retirement at age 65, the aggregate annual benefit payable to Messrs. Hoag, Kelly, Moran and Haeck under these frozen defined benefit retirement plans will be approximately $107,890, $75,450, $35,970 and $14,520, respectively.

     With respect to Messrs. Kelly, Moran and Haeck, their annual retirement benefits under the frozen defined benefit plans described in the immediately preceding paragraph are taken into account in calculating the annual contribution under the Restated Plan and are taken into account as offsets to any additional amount otherwise payable to them under the predecessor Benefit Plan. In Mr. Huge's case, his annual retirement benefit at his prior employer is offset against any additional amount payable under the predecessor Benefit Plan.

     In Mr. Hoag's case, the above-described annual benefit of $107,890 is in addition to the accrued annual retirement benefit of $500,000 payable under annuities purchased for Mr. Hoag under a prior employment contract, and annual payments of $54,000 under two additional annuities previously purchased by the Company pursuant to the above-described Benefit Plan. Accordingly, the aggregate defined benefit pension amount payable to Mr. Hoag under all of the above at retirement at age 60 or later would be $661,890 annually. In addition, Mr. Hoag is a participant in the Company's broad-based defined contribution plan, and those contributions for 1997 are included in the amounts shown in the Summary Compensation Table.

  Executive Severance Pay Plan

     The Company has an Executive Severance Plan (the "Severance Plan") which provides severance benefits for certain key executives (including Messrs. Hoag, Kelly, Huge, Haeck and Moran) if the executive's employment is involuntarily terminated for reasons other than cause. The Severance Plan provides for the following to be included in calculating the severance benefit: (i) base salary and (ii) bonus award, if any, payable under the Company's Annual Incentive Plan using a combination of actual corporate and target individual performance criteria for that year. During the period for which severance benefits are paid, the executive will continue to participate in the Company's life and health insurance and retirement plans.

     The maximum period during which plan benefits will be paid ranges from 6 to 24 months depending upon the participant's position level. The benefit (as defined above) payable under the Severance Plan to the executives named in the Summary Compensation Table is as follows: Mr. Hoag-24 months; Mr. Kelly-18 months; Mr. Huge-12 months; Mr. Moran-12 months; and Mr. Haeck-12 months. The severance payments would be offset by compensation earned by such executives from other employers and/or payments made under the Change in Control Severance Pay Plan described below. Members of senior management, including the five officers named in the Summary Compensation Table, will be required to enter into a non-compete agreement with the Company and release the Company from all employment-related liabilities as a condition to receiving payments under the Severance Plan.

  Executive Change in Control Severance Pay Plan

     To promote stockholder interests and insure a totally objective focus on the Company's business, the Board of Directors implemented in October 1997 an Executive Change in Control Severance Pay Plan (the "CIC Plan") which covers the senior executives of the Company and certain senior executives of its subsidiaries, including Messrs. Hoag, Kelly, Huge, Haeck and Moran. The purposes of the CIC Plan are to assure continuity of management by establishing certain minimum severance benefits for such executives in the event of a "change in control" (as defined below), and to insure that such executives discharge their duties in respect of any proposed or actual change in control without concern for their personal employment security. Benefits are payable under the CIC Plan only if a change in control has occurred and within 24 months thereafter a covered executive's employment is terminated by the Company other than for cause (as defined) or, in the case of Messrs. Hoag, Kelly, Huge and Moran, if the executive terminates his employment for good reason. Good reason is defined in the CIC Plan as an adverse change in the executive's position, authority, responsibilities, salary or incentive targets, benefits, location of employment or travel schedule.

     Benefits payable under the CIC Plan include the following: a lump sum payment equal to two times the executive's current base salary and annual incentive target award (three times in the case of Messrs. Hoag and Kelly), the continuation of certain welfare plans, and the provision of financial counseling and outplacement services. Further, the Company will make an additional payment in an amount such that, after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no excise tax under the Internal Revenue Code had been imposed.

     In addition, upon an executive's termination under the terms of the CIC Plan, awards under the Company's Amended and Restated Management Incentive Program, and any successor or similar plan, will accelerate, including the vesting of stock options, the release of restrictions on restricted stock, and the receipt of performance share awards for the measurement period not yet expired or otherwise not vested, earned as if management objectives have been met at the target level. The terminated executive would also receive a retirement contribution based on the amount of the lump sum payment and a lump sum payment equal to the executive's balance under the LTV Executive Deferred Compensation Plan. As a condition to receiving such benefits, the executive must enter into certain confidentiality, non-solicitation and non-competition agreements. Payments under the CIC Plan are in lieu of payments under the Severance Plan described above.

     For purposes of the CIC Plan, any of the following events will be deemed to be a change in control of the Company: (a) acquisition by a person or entity (excluding certain qualified owners such as a Company employee benefit plan or an owner whose acquisition was approved by the then incumbent Board) of 15% or more of the Company's voting securities (as defined); (b) change in more than one-half of the incumbent Board of Directors or their approved successors; (c) consummation of a reorganization, merger or consolidation of, or sale of substantially all of the assets of, the Company or its principal steelmaking subsidiary, LTV Steel Company, Inc., unless substantially all stockholders receive two-thirds or more of the stock of the resulting entity, a majority of the Board of Directors of the resulting entity were members of the incumbent Board, and no person or entity owns more than 20% of the stock of the resulting company; or (d) liquidation or dissolution of the Company.

     The CIC Plan provides for a rolling three-year term, which is automatically extended on each anniversary of the CIC Plan unless the Company gives notice that it does not intend to extend the term of the CIC Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Contracts and Certain Commercial Relationships

     In the ordinary course of business, the Company and its subsidiaries have engaged in transactions with other corporations whose directors or officers are members of the Board of Directors of the Company. All such transactions, including those described in the next paragraph, were conducted on an arm's length basis and on terms competitive with those generally available in the marketplace at the time.

     In 1997, the Company paid $23.5 million for technical assistance and other fees, steel mill product and interest and dividends on convertible notes and preferred stock and sold $19.5 million of steel product to Sumitomo and its affiliates. Subsidiaries of the Company and of Sumitomo also are partners in two electro-galvanizing line joint ventures and a steel mini-mill joint venture. The Company paid an aggregate of $109.7 million in processing fees to the electro-galvanizing partnerships in 1997, and such partnerships paid an aggregate of $4.6 million in rent and related fees to the Company in 1997. Additionally, during 1997, the Company redeemed $100 million principal amount of convertible notes held by a subsidiary of Sumitomo for $106.4 million. Sumitomo and its affiliates are a significant stockholder of the Company. See "Security Ownership of Directors, Management and Principal Stockholders."

COMPENSATION AND ORGANIZATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Introduction

     The Compensation and Organization Committee of the Board of Directors, composed exclusively of independent, non-management directors, has the responsibility to review and approve compensation and benefit programs for all officers of the Company. In addition, the Committee reviews compensation and benefit programs applying to all non-union represented salaried employees. The Committee meets with Towers Perrin, an internationally recognized independent executive compensation consultant, and obtains survey data on competitive pay and benefit practices.

     Steel producers operate in a highly competitive and cyclical market environment. Business cycles can have wide variations in intensity and duration. The investments needed to maintain a leadership position are significant and require an extended period of time to see a satisfactory profit return. The Committee considers these conditions in administering the senior management compensation program.

     The Committee has set forth the following principles that underlie compensation awards:

          In order to align the interests of its executives with those of the Company and its stockholders, a substantial portion of executive compensation should be "at risk" and based upon stock price and the attainment of pre-set performance goals established by the Committee.

          The Company's compensation program should strongly encourage significant management ownership of the Company's Common Stock.

          The senior management compensation program should be competitive.

     In implementing these principles, the Committee compares performance, compensation levels and compensation programs of the Company with other integrated carbon flat roll steel companies (a peer group consisting of Armco/AK Steel, Bethlehem Steel, Inland, National Steel and USX-Steel Group -- the "Compensation Comparison Group"). The companies in the Compensation Comparison Group plus Wheeling-Pittsburgh and Weirton are the companies in the Performance Graph (the "Performance Graph Companies"). The Committee also reviews compensation practices of both a broader group of steel companies, which consists of the Performance Graph Companies plus Nucor, and comparably sized companies in general industry.

  Overview of LTV Senior Management Compensation Program

     The mix of salary, annual incentive and long-term incentive varies based on management level and on competitive market practices. For positions with major corporate responsibility, including those executive officers named in the Company's Summary Compensation Table ("Named Executives"), between 55% and 70% of the value of target total direct compensation (salary, annual incentive and long-term incentives) is represented by at risk annual and long-term incentives (with the balance in salary). For positions with lesser impact, salary represents a higher proportion of total direct compensation.

     During 1997 the Company implemented a number of changes to the long-term portion of its executive compensation program which are discussed later in this report. These changes, which were approved by stockholders in April 1997 as part of the Amended and Restated Management Incentive Program ("AMIP"), are designed to further enhance the alignment between pay and performance and between management goals and stockholder value. The Committee has broad discretion within the limitations of the AMIP to administer its provisions.

     Salary level is determined based on an unweighted consideration of:

        - The responsibilities of the position.

        - Experience of the incumbent.

        - Individual and Company performance.

        - Competitive salary levels of the Compensation Comparison Group.

     The Annual Incentive Program ("AIP") rewards individuals for:

        - Success in meeting specific corporate objectives.

        - Successful individual performance.

     The Long-Term Incentive Program ("LTIP") closely aligns the interests of management and the stockholders by having Company executives obtain and maintain a significant personal equity stake in the Company. In addition to existing awards consisting of stock options and restricted stock (regular grants of restricted stock were eliminated in 1997), and individual stock ownership targets originally adopted in 1993, this alignment was strengthened in 1997 by:

        - Introduction of a performance share plan for a group of approximately 25 senior managers (including the Named Executives), which provides payment of awards only if the total stockholder return on the Common Stock equals or exceeds the median total stockholder return for the Performance Graph Companies plus Nucor and the Company over a four-year period. Total stockholder return is measured by appreciation in stock price plus reinvested dividends.

        - Increased individual stock ownership targets.

        - Implementation of the Management Stock Acquisition Program.

     In its entirety, the senior management compensation program is expected to focus executives on creating stockholder value and to attract and retain outstanding individuals.

     The Committee emphasizes total direct compensation consisting of salary, annual incentive and long-term incentive, rather than a single element.

     Additionally, all salaried employees, including each Named Executive, are eligible to participate in the LTV Capital Accumulation Plan and Supplemental Management Retirement Plan which include a provision to match a specified portion of the employee's contributions. Matching contributions made to the accounts of Named Executives in 1997, which are invested in shares of the Company's Common Stock or invested notionally in Common Stock, are included in the accompanying Stock Ownership Table.

  Salary

     Salaries are targeted in the middle range of the Compensation Comparison Group. Salary adjustments are determined by evaluating the responsibilities of the position, the competitive salary for the position (using as a target the middle range of salaries of comparable positions in the Compensation Comparison Group and similarly sized general industry companies), the experience of the incumbent, the performance of the incumbent and the performance of the Company.

  Annual Incentive Opportunity

     The Annual Incentive Program rewards individuals for meeting annual corporate and individual objectives. Under the AIP, weighted objectives (using performance measurements and goals) are established in advance each year by the Committee. The Committee has currently set annual incentive "targets" which are 5 to 10 percentage points above the middle range of annual incentive targets for the Compensation Comparison Group, which reflects the risk that payments under the

AIP may be less than target levels because the Committee has established aggressive performance targets. Annual incentive awards are determined by measuring actual performance against these objectives. Objectives are based on a combination of corporate and individual performance criteria for most plan participants.

     The Committee, working with senior management, is responsible for measuring the attainment of all corporate and individual objectives and goals for corporate officers. Members of senior management are responsible for measuring the attainment of individual goals for all other participants. The Committee has the responsibility to review and approve all awards prior to payment. Based on position impact and competitive pay opportunities, target annual incentive opportunities range from 40% to 65% of salary. Actual individual awards often vary above and below target levels. The Committee has the discretion to make these awards in either cash or Common Stock.

     For 1997, the Committee established the following financial objectives and other focus objectives (which will change from year to year). The Committee placed its primary emphasis on return on net assets ("RONA") relative to an internal standard, and adjusted earnings per ton relative to the Performance Graph Companies. The weight of these two measures comprises 70% of the total, each providing 35%. The remaining 30% weight was allocated equally to various internal objectives including safety, customer satisfaction, product quality, cost reduction, plant profitability and business process redesign. The Committee reviewed senior management's performance against these objectives, considered the market environment in which the Company operated for the year, and used its judgment and discretion in determining the awards.

  Long-Term Incentive Opportunity

     The Company's LTIP provides compensation tied to stock performance and encourages executives to increase their holdings of Common Stock. Prior to 1997, the LTIP consisted of stock option and restricted stock grants. Long-term incentive target levels during this period (1994-1996) were fixed in 1994 based on the middle range of competitive practice in the Compensation Comparison Group at the time the target levels were established (1994). Since that time, the Company has maintained fixed grant levels while grant levels in the Compensation Comparison Group and comparably sized companies in general industry have increased significantly. As a result, new increased target long-term incentive levels were established in 1997. The higher targets are intended to position the Company within the range of current competitive practice for the Compensation Comparison Group and comparably sized companies in general industry. The inclusion of general industry data reflects the growing influence of broader industry practice on the Company's ability to attract and retain senior executives. The higher targets also recognize the increased risk associated with the introduction of performance shares and the elimination of regular grants of restricted stock. These new long-term incentive targets provide more competitive pay opportunities and result in a greater portion of each executive's total compensation being at risk and tied to Company performance. Actual total direct compensation under the LTIP is a function of the Company's performance against its objectives, changes in the value of the Company's Common Stock and individual performance.

     The Company also introduced a new performance share grant in 1997, which was approved by stockholders in April 1997 as part of the LTIP portion of the AMIP. This grant is intended to increase the emphasis of performance-based pay by providing awards only if the Company's total stockholder return over a four-year period equals or exceeds the median total stockholder return for the Performance Graph Companies (Armco/AK Steel, Bethlehem Steel, Inland, National Steel, Weirton, Wheeling-Pittsburgh and USX-Steel Group) plus Nucor and the Company. The ultimate value of the awards is based on the Company's total stockholder return relative to the stockholder returns of such companies.

     In total, the expected value at grant of stock options and performance shares is intended to result in target long-term incentive awards within the range of current competitive practice for the

Compensation Comparison Group and comparably sized companies in general industry. For those executives who receive grants of performance shares (including each Named Executive), stock options represent approximately 70% of the target value, and performance shares make up the remaining 30%. For all other participants, the entire long-term incentive value is provided through stock options.

     The Company made two additional changes to its executive compensation program in 1997 to encourage greater stock ownership among executives. Executive stock ownership guidelines were doubled for most senior executives (including each of the Named Executives). This results in target ownership levels in excess of two times base salary at the time the guidelines were adjusted. These guidelines must be met by December 31, 1999 in order for the executive to continue to be eligible for future grants under the LTIP.

     The Company also introduced a Management Stock Acquisition Program for 1997 and 1998. Prior to the introduction of this program, the ability of executives to purchase the Company's Common Stock had been limited by the Company's bankruptcy and reorganization, which ended in 1993. This program is intended to encourage executives to increase their holdings of the Company's Common Stock through direct purchases or exchanges of current cash compensation on a deferred basis for the Company's Common Stock. For every four shares of Common Stock acquired under this program, the Company grants the executive one restricted share. If the acquired shares are held for a minimum of three years, the restrictions are lifted on the restricted shares. All of the Named Executives participated in this program during 1997.

     The Committee believes that its executive compensation program, with the changes made in 1997, further enhances the alignment of management's interests with those of the stockholders.

  1997 Corporate Performance and CEO Compensation

     Mr. Hoag's salary was increased in 1997 from $600,000 to $660,000. The last change to Mr. Hoag's salary was in 1995. The increase was made to maintain Mr. Hoag's salary within the middle range of salaries of comparable positions in the Compensation Comparison Group.

     Under the Annual Incentive Program, Mr. Hoag's target award is 65% of base salary. Mr. Hoag's Annual Incentive Program award of $280,000 is based upon 1997 performance against the goals discussed earlier under the section titled "Annual Incentive Opportunity".

     In 1997, a stock option for 107,400 shares was granted to Mr. Hoag under the LTIP. In addition, Mr. Hoag was granted 28,000 performance shares for the 1997-2001 cycle of the new performance share plan. In combination, these grants have an expected value equivalent to the target value established in 1997 required to position the CEO's long-term incentive at the middle range of competitive practice in the steel and general industries. Mr. Hoag also deferred $196,000 of cash compensation with respect to 1997 compensation into Company Common Stock and received 5,308 shares of restricted stock under the Management Stock Acquisition Program. The Committee believes that these actions, in conjunction with prior grants and existing stock ownership, place Mr. Hoag's interests in direct alignment with the Company's stockholders.

  Policy Regarding Section 162(m)

     The Committee's policy is that, effective for awards made after 1995, executive compensation should be provided in such a manner as to comply with the rules governing the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code.

  Conclusion

     The Committee believes the compensation program was prudently administered during 1997 and that the overall design, including changes made and approved by stockholders during 1997, and objectives of the program are consistent with the long-term interests of the Company and its stockholders.

                                THE COMPENSATION AND ORGANIZATION COMMITTEE

                                    STEPHEN B. TIMBERS--CHAIRMAN
                                    WILLIAM H. BRICKER
                                    JOHN E. JACOB
                                    EDWARD C. JOULLIAN III
                                    VINCENT A. SARNI

PERFORMANCE GRAPH

     The following graph compares the total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P Index") and a Company-constructed peer group of publicly traded integrated steelmakers consisting of Bethlehem Steel Corporation, Inland Steel Industries, Inc., National Steel Corporation, Weirton Steel Corporation, Wheeling-Pittsburgh, USX Corporation-Steel Group and Armco Inc./AK Steel Holding Corporation (the "Peer Group"). Armco Inc., in a recapitalization, transferred its carbon steel business to a wholly-owned subsidiary of AK Steel Holding Corporation at the end of March 1994. Accordingly, the index includes Armco Inc. for that period in the performance graph prior to the divestiture and AK Steel Holding Corporation for the period thereafter.

     The period shown consists of the date that the Company's Common Stock, which was initially issued in connection with the Company's reorganization on June 28, 1993, was registered under Section 12 of the Securities Exchange Act of 1934, as amended, through the end of the Company's last fiscal year. The graph assumes the investment of $100 in the Company's Common Stock, the S&P Index and the Peer Group on June 29, 1993 with immediate reinvestment of all dividends. The Peer Group total return has been weighted for market capitalization based on information contained in the public filings of members of the Peer Group.

                          LTV COMMON STOCK PERFORMANCE
                LTV VS. TOTAL RETURNS OF S&P 500 AND PEER GROUP

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)              S&P 500               LTV             PEER GROUP
JUN-93                                   100.000             100.000             100.000
DEC-93                                   104.943             101.575             102.130
DEC-94                                   106.373             103.937              85.920
DEC-95                                   146.183              86.614              79.730
DEC-96                                   179.644              74.892              72.180
DEC-97                                   239.536              62.390              72.680

PEER GROUP: MARKET WEIGHTED INDEX COMPRISED OF ARMCO/AK STEEL, BETHLEHEM STEEL, INLAND, NATIONAL STEEL, WEIRTON, WHEELING-PITTSBURGH AND USX-STEEL GROUP.

                   CLOSING PRICE INDEXED ON JUNE 29, 1993=100

--------------------------------------------------------------------------------

PROPOSAL TO RATIFY SELECTION OF INDEPENDENT AUDITORS

     Ernst & Young LLP and their predecessors have been the auditors for the Company since 1957. Upon the recommendation of the Audit Committee, the Board of Directors has selected Ernst & Young LLP to be the independent auditors of the Company for the year ending December 31, 1998. The Board of Directors will offer a resolution at the 1998 Annual Meeting to ratify this selection. It is anticipated that representatives of Ernst & Young LLP will be present at the 1998 Annual Meeting to respond to appropriate questions, and they will have an opportunity, if they desire, to make a statement.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS.

STOCKHOLDER PROPOSAL

     Two stockholders have stated their intention to present the following proposal at the Annual Meeting. The proposal and the proponents' statement in support thereof, for which the Company accepts no responsibility, are set forth below along with the reasons why the Company's Board recommends a vote AGAINST the proposal.

     The following proposal was submitted by Mr. Ron Flors, 7462 Bradenton Boulevard, Parma, Ohio 44134 and Mr. Sulliman Thornton, 136 Talbot Drive, Bedford, Ohio 44146:

     "RESOLVED: That the shareholders of The LTV Corporation (the "Company") urge the Board of Directors to take the necessary steps to terminate prospectively the Company's Amended Management Incentive Plan ("Management Incentive Plan," "the Plan"), which became effective April 24, 1997, and submit a new Plan for shareholder approval after conducting a comprehensive review of the Company's management compensation policies."

     SUPPORTING STATEMENT OF PROPOSING STOCKHOLDERS: "This resolution will promote a more effective alignment of interests between the Company's managers and shareholders by urging the Board to terminate its existing Management Incentive Plan and devise a new one. We believe the current Plan is too large, needlessly complex, inadequately governed, and, as presently devised, has too great a dilutive effect on shareholder value.

     Since April 24, 1997, the amount of stock available, issued or outstanding to the Company's managers has more than doubled to over 9.25 million shares, amounting to 8.7% of the current outstanding stock of the Company. Under the existing Plan, one manager could be awarded 1 million shares of stock in one year and can receive $2.5 million in "performance units" of compensation.

     The Amended Management Incentive Plan was privately approved by the Board of Directors on January 24, 1997, the same day the Board publicly announced a Plan to repurchase up to $75 million of the Company's common shares. The publicly stated purpose of the repurchase plan was to increase shareholder value. However, virtually all of the stock repurchased appears to have been, in effect, re-registered and made available for re-distribution to key management employees of the Company.

     We believe that the Management Incentive Plan has failed shareholders. Since the original Plan was approved by stockholders on April 29, 1994 to November 11, 1997, the value of the Company's common stock has declined. In addition, through October, 1997, shareholder return for the Company's common stock has lagged behind its peer group for the trailing 12 months.

     We also find that the Management Incentive Plan is long on compensation techniques and short on specific performance requirements. The long-term incentive component of the Plan alone features option rights, tandem appreciation rights, free standing appreciation rights, restricted stock grants, deferred stock grants, divided equivalents, performance shares, and performance units. Its complex compensation techniques make the Management Incentive Plan difficult for shareholders to monitor. The Compensation and Organization Committee of the Board is also given too much leeway in determining the size of the incentive awards.

     In sum, we believe the current Management Incentive Plan has failed and will continue to fail to promote shareholder value and therefore should be terminated. Accordingly, the Board of Directors should also be urged to take the steps necessary to devise a new Plan. Shareholders who have seen the value of their investment in the Company stagnate since the Management Incentive Plan became effective in 1994 can ill-afford a further dilution of the value of their investment envisioned in the Amended Management Incentive Plan.

     For the above reasons, we urge a vote FOR the resolution."

RECOMMENDATION OF DIRECTORS AGAINST THE PROPOSAL

  THE BOARD OF DIRECTORS ASKS THAT YOU VOTE AGAINST THIS PROPOSAL. (MR. BALL VOTED AGAINST SUCH RECOMMENDATION.)

     The Company's Board of Directors (12 of 14 of whom are independent non-management directors) believes that the Company's Amended and Restated Management Incentive Program (the "Plan") is in the best interests of the Company and its stockholders. The Plan is a key part of the Company's strategy to enhance stockholder value. The Plan resulted from an exhaustive review of management compensation design practices among major integrated steel companies and leading U.S. companies, as well as the business needs of the Company, conducted by the Board's Compensation and Organization Committee, which is made up entirely of independent outside directors (the "Committee"). The amended Plan, which was overwhelmingly approved by stockholders at the Company's 1997 Annual Meeting of Stockholders, contains numerous provisions designed to tie directly the interests of the Company's management with the Company's stockholders.

     The Plan has three components, each of which is utilized in meeting these objectives: a Long-Term Incentive Program, which provides for stock options and for awards which require the attainment of performance goals measured over extended periods of time and which condition grants on the ownership of minimum amounts of the Company's Common Stock; a Management Stock Acquisition Program, which provides the opportunity to elect (prior to July 11, 1998) to purchase shares of Common Stock with matching grants of restricted Common Stock from the Company; and an Annual Incentive Program, which provides for awards based on the attainment of predetermined annual strategic, financial, and operational performance standards. The major features of the Plan are discussed in the Committee's Report on Executive Compensation included in this Proxy Statement.

     These amendments were carefully considered and discussed by the Committee over two and one-half years, including eight formal meetings and consideration of numerous materials submitted by management and independent compensation experts at the internationally recognized firms of Towers Perrin and Jones, Day, Reavis & Pogue. The Committee is responsible for administering the Plan and, similar to the practice at many other organizations, retains the discretion to amend the Plan or determine final awards under the Plan with the exception of the following actions, which are subject to stockholder approval:

     - Increase in the maximum number of shares available under the Plan

     - Direct or indirect repricing of options

     - Exceeding limits on number of non-performance vested restricted stock, deferred stock and performance shares

     - Exceeding limits on number of stock options or performance shares that may be granted to any person

     Prior to approving the Plan, the Committee reviewed a series of analyses regarding the financial impact of the Plan, particularly the stock-based components, on the Company and its stockholders. The strength of the alignment between compensation opportunities for management and stockholder returns was assessed by examining, under a wide range of performance scenarios, the potential gains that would accrue to management under the Plan as a percent of the total change in stockholder value, the impact of changes in the Company's stock price on management's investment in Common Stock, and the total dilution of the Plan. In each case, the Plan's cost to LTV stockholders for the executives named in the summary compensation table was comparable to the cost of incentives paid to those executives named in the summary compensation tables at the companies included in the Company's Compensation Comparison Group (as defined in the Committee Report).

     A compensation system should, and the Board believes the Plan does, provide competitive pay opportunities only when the goals that contribute to the creation or preservation of stockholder value are achieved. The Plan's purpose is to reward management based on its success in implementing the Company's strategic plan, which is expected to significantly increase long-term value for both stockholders and management of the Company. The effectiveness of this alignment of stockholders' and management interests is demonstrated by the fact that management can realize no value from the options unless the stock appreciates from the stock price at date of grant.

     The Company's Board of Directors asks that you vote AGAINST the proposal for the foregoing and the following principal reasons:

     THE PLAN IS CONSISTENT WITH CONTEMPORARY MANAGEMENT COMPENSATION PRACTICES AMONG PUBLICLY HELD U.S. COMPANIES: The Plan was designed to reflect and is consistent with contemporary practice with respect to management compensation practices among public U.S. companies. The Company believes, based on its contacts with these groups, that most financial analysts and large institutional stockholders view the following Plan design features as supportive of stockholders' interests:

     - Stock options

     - Cash incentives based on a goal-driven process -- based on return on net assets ("RONA") and profits for 1997, as well as various operational items

     - Performance shares

     - Stock ownership requirements

     According to Towers Perrin, based on a sample of S&P 500 companies, approximately 70% of U.S. companies have management incentive plans that allow the use of a variety of incentive types such as those authorized under the Plan as this design provides flexibility necessary to manage compensation issues as they arise.

     THE PLAN IS PERFORMANCE FOCUSED, DESIGNED TO PROVIDE COMPETITIVE COMPENSATION TO MANAGEMENT ONLY IF COMPANY AND INDIVIDUAL PERFORMANCE MEET OR EXCEED INTERNAL STANDARDS OR THE PERFORMANCE OF A GROUP OF COMPETITORS (AS DEFINED IN THE COMMITTEE REPORT): The Plan is designed to provide target award opportunities that are within the range of competitive practice for the Compensation Comparison Group (as defined in the Committee Report) for comparable performance. Specifically, each Plan element is designed to deliver competitive pay levels only if the Company's performance equals or exceeds internal and external performance standards. Specific performance-based elements include:

     - Annual cash incentive: awards are currently based primarily on the Company's profits relative to a group of competitors (as defined in the Committee Report) and RONA relative to the Company's cost of capital. Below target payments may be made if performance standards are not achieved; however, no awards are paid unless the Company is profitable

     - Stock options: management receives value only if the Company's stock price appreciates over time

     - Performance shares: participating management (limited to approximately 25 senior executives) receive value only if the Company's total stockholder return (as defined in the Committee Report) equals or exceeds median total stockholder return among a group of nine steel companies over a four-year period

     THE PLAN REQUIRES STOCK OWNERSHIP BY MANAGEMENT: In addition to these performance elements, the Plan requires management to maintain specific stock ownership levels, based on a multiple of salary at the time the levels were established, in order to continue participation in the long-term incentive portion of the Plan. For most participants, stock-based incentive awards will not be sufficient to meet these ownership levels. As a result, management must purchase shares outside the incentive portion of the Plan. This requirement builds true economic risk for the management participants into the Plan by linking directly the personal economic well being of management to the value created for stockholders.

     THE "COST" OF THE PLAN, IN TERMS OF DILUTION AND AS A PERCENT OF EARNINGS, IS WELL WITHIN TYPICAL PRACTICE ACROSS U.S. INDUSTRY: The total shares allocated for use under the Plan amount to slightly less than 9% of total shares outstanding as of the time the Plan was approved, without the effect of stock buybacks. Of these, approximately 4% was approved by stockholders in 1994 under the Company's original Management Incentive Plan and the remaining 5% was added as part of the Plan approved by stockholders in 1997. According to studies conducted by and available to Towers Perrin, the typical percentage of shares allocated for this purpose by companies across U.S. industry of like size to the Company is equal to or in excess of 10%. Among the Company's Compensation Comparison Group (as defined in the Committee Report), the percentage ranges from 2.2% to 10.8%.

     According to a recent Towers Perrin study, general industry companies spend between 2% and 10% of after tax net income on management annual incentive awards, with a median payout of 5.1% for companies of similar size to the Company. Over the past three years, awards earned under the Company's current and predecessor annual cash incentive plans, expressed as a percentage of Company earnings, have averaged below the median of similar percentages for companies of like size across U.S. industry. Thus, in the case of both shares and cash, the "cost" of the Plan is well within common practice.

     ONE YEAR IS TOO EARLY TO JUDGE PERFORMANCE OF THE LONG-TERM PORTION OF THE
PLAN: The Plan was approved by approximately 85% of the stockholder votes cast at the Company's 1997 Annual Meeting of Stockholders; only 14% of the votes were cast against the Plan. The Company's Board of Directors is not aware of anything to cause sudden reconsideration of that approval less than one year later. The long-term incentive portion of the Plan provides for stock options and awards that require the attainment of performance goals measured over a one-to-ten year horizon. This includes a four-year period for performance awards and a ten-year period for stock options with three-year vesting. The Company's Board of Directors and the Committee believe that it is premature to ask stockholders to judge how well these multi-year Plan features are working only one year after it was approved by stockholders.

     ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THE PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

--------------------------------------------------------------------------------

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 1999 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company by November 11, 1998 to be considered for inclusion in the Company's Proxy Statement and Form of Proxy relating to that meeting.

     The Company has provisions in its By-Laws intended to promote the efficient functioning of its annual meetings. The provisions describe the Company's right to determine the time, place and conduct of stockholder meetings, require advance notice by mail or delivery to the Company of stockholder proposals or director nominations for annual meetings and require persons wishing to conduct a solicitation of written consents of stockholders or to call a special meeting of stockholders to apply to the Board of Directors to set a record date for the consent solicitation or to determine whether the requisite number of stockholders desire to call a special meeting.

     Under the By-Laws, stockholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to the announced Tentative Meeting Date of (i) business the stockholder is proposing for consideration at that meeting and (ii) persons the stockholder intends to nominate for election as directors at that meeting. The Tentative Meeting Date for the 1999 Annual Meeting is April 23, 1999.

     The Board Affairs Committee will consider nominees recommended by stockholders as candidates for election to the Board of Directors at the 1999 Annual Meeting. A stockholder wishing to nominate a candidate for election to the Board should give written notice to the Secretary of the Company of his or her intention to make such a nomination in accordance with the procedure described above and furnish a written consent by such nominee that he or she agrees to the nomination and will serve if elected. The notice of nomination should contain background information about both the nominee and the stockholder making the nomination. The Company may also require that the proposed nominee furnish additional information to determine that person's eligibility to serve as a director.

     Notices and proposals or nominations should be addressed to Glenn J. Moran, Senior Vice President, General Counsel and Secretary, The LTV Corporation, 200 Public Square, Cleveland, Ohio 44114-2308.

DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

     Management does not now intend to bring before the 1998 Annual Meeting any matters other than those specified in the notice of the meeting, and, except for one stockholder proposal omitted in accordance with the rules and regulations of the Securities and Exchange Commission, it does not know of any business which persons other than the management intend to present at the meeting. Should any business requiring a vote of the stockholders, which is not specified in the notice, properly come before the meeting, the persons named in the accompanying proxy intend to vote the shares represented by them in accordance with their best judgment.

                                          By order of the Board of Directors

                                          Glenn J. Moran
                                          Senior Vice President,
                                          General Counsel and Secretary

Cleveland, Ohio
March 5, 1998

                                    LTV LOGO

                              The LTV Corporation
                 200 Public Square - Cleveland, Ohio 44114-2308

                                                                                                Please mark
                                                                                                your vote as   /  X  /
                                                                                                indicated in
                                                                                                the example
--------------------------------------------------------------    --------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL  3.
--------------------------------------------------------------    --------------------------------------------------------------
1.  Election of Directors                                         3.  Stockholders' proposal to recommend termination of Amended
    NOMINEES: First Class: Colin C. Blaydon, William H.               and Restated Management Incentive Program
    Bricker, M. Thomas Moore, Vincent A. Sarni.

      FOR     WITHHELD      For, except vote withheld from the                  FOR      AGAINST       ABSTAIN
      [ ]       [ ]         following nominee(s).                               [ ]        [ ]           [ ]
                            __________________________________

2.  To vote to ratify the selection of auditors

      FOR      AGAINST       ABSTAIN
      [ ]        [ ]           [ ]                                                              Plan to       [ ]
                                                                                            Attend Meeting

Signature(s)_____________________________ Signature(s)___________________________________ Date ____________, 1998
NOTE: Please sign exactly as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
------------------------------------------------------------------------------------------------------------------------------------

                             FOLD AND DETACH HERE


THE LTV CORPORATION

IN AN EFFORT TO MINIMIZE THE EXPENSES ASSOCIATED WITH THE SOLICITATION OF PROXIES, PARTICIPANTS IN THE LTV EMPLOYEE STOCK PLANS REFERENCED ON THE REVERSE SIDE WHO ARE ALSO REGISTERED OWNERS OF LTV COMMON STOCK WILL RECEIVE ONLY ONE PROXY CARD. IF YOU ARE A PLAN PARTICIPANT, PLEASE RETURN THIS PROXY CARD ON OR BEFORE APRIL 17, 1998 TO ENSURE THAT YOUR VOTES WILL BE COUNTED.

ANNUAL MEETING OF STOCKHOLDERS
April 24, 1998, 9:00 a.m.

                              THE LTV CORPORATION
          ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 1998
               This Proxy is solicited by the Board of Directors

This Proxy is solicited on behalf of the Board of Directors of The LTV Corporation ("LTV") for use at the Annual Meeting of Stockholders on April 24, 1998. The undersigned hereby appoints David H. Hoag and Glenn J. Moran, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all shares of LTV Common Stock which the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of LTV to be held April 24, 1998, and at any adjournment or postponement thereof, hereby revoking any and all proxies heretofore given, on all matters as may properly come before said meeting.

With respect to shares registered in your name, the Proxies cannot vote your shares unless you sign and return this card. This card also provides voting instructions for shares held in The LTV Steel Group Employee Stock Ownership Plan ("ESOP"), The LTV Steel Stock Bonus Plan ("Bonus Plan") and The LTV Capital Accumulation Plan ("CAP"). If you are a participant in any of these plans and have shares of Common Stock of LTV allocated to your plan account, please read the following authorization to the Trustee of these plans as to the voting of such shares.

Trustee's Authorization. The undersigned authorizes Mellon Bank, N.A. as Trustee under the ESOP, Bonus Plan or CAP, as the case may be, to vote all shares of Common Stock of LTV allocated to the undersigned's account under such plan(s) (as shown on the reverse side) at the Annual Meeting in accordance with the instructions on the reverse side.

If you do not return your signed proxy card, the Trustee will vote any shares held in the three plans in the same proportion as it votes these plan shares with respect to which it does receive voting instructions on each matter to be voted upon at the meeting.

Individual voting instructions will be held in confidence by the Tabulating Agent and Trustee and will not be divulged to LTV, its employees or other third parties.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Board of Directors recommends a vote FOR proposals Nos. 1 and 2 and AGAINST proposal No. 3.



                              FOLD AND DETACH HERE



THE LTV CORPORATION

                                                       ANNUAL
                                                       MEETING OF
                                                       STOCKHOLDERS
                                                       April 24, 1998, 9:00 a.m.


In an effort to minimize the expenses associated with the solicitation of proxies, participants in the LTV employee stock plans referenced on the reverse side who are also registered owners of LTV Common Stock will receive only one proxy card.
IF YOU ARE A PLAN PARTICIPANT, PLEASE RETURN THIS PROXY
CARD ON OR BEFORE APRIL 17, 1998 TO ENSURE THAT YOUR VOTES
WILL BE COUNTED.